UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On October 13, 2015, Sagent Pharmaceuticals, Inc. (the “Company”) and Novartis Pharmaceuticals Corporation (“Novartis”) agreed to settle the open litigation between the companies that alleged, among other things, that sales of the Company’s (i) zoledronic acid product under FDA NDA No. 203231, made by ACS Dobfar Info S.A. (“Info”), also a defendant, a generic bioequivalent version of Novartis’ Zometa ® Ready-to-Use product, would infringe U.S. Patent No. 7,932,241 (the “241 Patent”) and U.S. Patent No. 8,324,189 (the “189 Patent”) and (ii) zoledronic acid product under FDA ANDA No. 202828, also made by Info, a generic version of Novartis’ Reclast ® product, would infringe U.S. Patent No. 8,052,987 (the “987 Patent”) and the 241 Patent, (iii) zoledronic acid product under FDA ANDA No. 202472, made by Actavis LLC (“Actavis”), also a defendant, a generic version of Novartis’ Zometa ® Pre Concentrate product, would infringe the 189 Patent. (In Re: Certain Consolidated Zoledronic Acid Cases; Consolidated Civil Action No. 12-03967(SDW)(SCM) [Consolidated with Civil Action Nos. 12-cv-04393, 13-cv-01028, 13-cv-02379, 13-cv-4669, 13-cv-5125, 13-cv-6835, 13-cv-7914 and 14-cv-18411]), and (iv) zoledronic acid product under FDA ANDA No. 091493, made by Hameln RDS GMBH, a generic version of Novartis’ Zometa ® Pre-concentrate product, would infringe the 189 Patent. (Novartis Pharmaceuticals Corporation v. Sagent Pharmaceuticals, Inc. et. al., Case No. 2:14-cv-07556(SDW)(SCM) and together with the Consolidated Civil Action Case No. 13-cv-1028, the “Litigation”).

The Company will pay Novartis $5.0 million in exchange for a release of claims associated with the 241, 987 and 189 Patents pertaining to the following regulatory submissions: FDA NDA No. 203231, FDA ANDA No. 202828, FDA ANDA No. 202472 and FDA ANDA No. 091493 (collectively the “Regulatory Submissions”), and acquire a license to sell the zoledronic acid products as approved by their Regulatory Submissions (excluding sales of product manufactured under FDA ANDA No. 202472 after December 31, 2014) in the United States. The settlement is subject to confirmation by the US Federal Trade Commission (“FTC”). Concurrent with the entry into the Novartis settlement, the Company is separately entitled to receive $1.5 million in aggregate from Info and Actavis, representing their collective share of the $5.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: October 16, 2015		/S/ MICHAEL LOGERFO
	Name:	Michael Logerfo
	Title:	President, Chief Legal Officer and Corporate Secretary